Exhibit 3.1(i)

RESTATED CERTIFICATE OF INCORPORATION OF CROWN FINANCIAL GROUP, INC.

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The following is the Restated Certificate of Incorporation of Crown Financial Group, Inc., restated as of October 16, 2003.

Crown Financial Group, Inc. (the “Corporation”) hereby certifies that:

A.	The Corporation was originally incorporated on December 13, 1966.

B.	The Restated Certificate of Incorporation set forth herein was duly adopted in accordance with the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act by resolution adopted by the Board of Directors.

C.	The Certificate of Incorporation of the Corporation as now in full force and effect is hereby restated and integrated to read as follows:

FIRST: The name of the corporation is Crown Financial Group, Inc. (the “Corporation”).

SECOND: The Corporation filed its original certificate of incorporation for the State of New Jersey on December 13, 1966.

THIRD: The address of its principle office in the State of New Jersey is 30 Montgomery Street, Jersey City, New Jersey 07302. The name of its registered agent at such address is Mr. Michael Silvestri.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

FIFTH: The Corporation may engage in any activity within the purpose for which corporations may be organized under the New Jersey Business Corporation Act. In furtherance and not in limitation of the powers conferred by the laws of the State of New Jersey, the following provisions are inserted in this Amended and Restated Certificate of Incorporation for the regulation and conduct of the business and affairs of the Corporation:

1.	The election of directors of the Corporation need not be by written ballot unless the By-Laws so require.

2.	The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not less than three (3) nor more than eight (13) persons. The exact number of directors within the minimum and maximum limitation specified herein shall be fixed from time to time by resolution of a majority of the whole Board of Directors.

3.	The directors of the Corporation, by the affirmative vote of a majority of the whole Board, at any regular or special meeting, shall have the power to adopt, amend or repeal By-Laws of the Corporation, provided, however, that such power of the Board shall not divest the shareholders of the Corporation of their power to adopt, amend or repeal By-Laws of the Corporation as provided by the New Jersey Business Corporation Act.

4.	Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred shareholders, if any, for the distribution pro rata among the shareholders of the Corporation of the assets of the Corporation, wholly or in part, in cash or in kind, whether such assets be in cash or other property, and any such vote or votes may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the shareholders of the Corporation, in such manner that every shareholder will receive a proportionate amount in value (determined as aforesaid) of cash and/or property of the Corporation upon such agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefits of the heirs, executors, and administrators of such a person.

SIXTH: The total number of shares of stock which the Corporation shall have the authority to issue is 25,200,000 shares consisting of one class of 25,000,000 shares of Common Stock having a par value of $0.01 per share (the “Common Stock”) and one class of 200,000 shares of Preferred Stock having a par value of $.01 per share (the “Preferred Stock”).

SEVENTH: The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions or resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)	The number of shares to constitute the series and the distinctive designation thereof;

(ii)	The amount or rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

(iii)	Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of nay other class or series of stock of the Corporation;

(iv)	Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v)	Whether the shares of the series shall be convertible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

(vi)	The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation;

(vii)	The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(viii)	Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

(ix)	Any other relative rights, preferences, and limitations of that series.

(c)	All shares of Common Stock shall have identical rights and privileges in every respect. Except as shall be stated and expressed in the resolution or resolutions providing for the issue of each series of Preferred Stock adopted by the Board of Directors of the Corporation or by law, all shares of Preferred Stock shall have identical relative rights, preferences and limitations.

(d)	Except as otherwise required by law and except to the extent the holders of shares of a series of Preferred Stock may be granted voting rights by the Board of Directors of the Corporation in the resolution or resolutions providing for the issue of such series, all voting rights of shareholders in the Corporation shall be vested exclusively in the holders of the Common Stock, who shall be entitled to one vote for each share of Common Stock.

EIGHTH: The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees, and agents, and any other persons serving at the request of the Corporation as an officer, director, employee, or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee or agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity, and (ii) shall inure to the benefit of the heirs, executors and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or person enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees or agents whether or not the Corporation would have the power to indemnify them against such liability under the provision of this article.

NINTH: The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

TENTH: Any amendment to this Certificate of Incorporation shall require the affirmative vote of two-thirds of the shares of each class outstanding and entitled to vote thereon, provided that the board of directors of the Company may, by the affirmative vote of two-thirds of all Directors, reduce the number of shares required to amend the Certificate of Incorporation on a case by case basis only, provided that in no event may the board reduce the number of shares required to amend the Certificate of Incorporation below a number equal to the majority of the shares outstanding and entitled to vote thereon.

ELEVENTH: The stockholders of the Corporation may not take action by written consent without a meeting and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be held within or without the State of New Jersey, as the by-laws may provide.

TWELFTH: If any article of this Amended and Restated Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portions of said Article, as the case may be, shall nevertheless remain in full force and effect as though the unenforceable part had been severed and deleted.

THE UNDERSIGNED, being the Chairman, Chief Executive Officer and President of the Corporation, for the purpose of restating the Certificate of Incorporation, does make this Restated Certificate of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this              day of February    , 2004.

Crown Financial Group, Inc.

By:	/s/ John P. Leighton
John P. Leighton
Chief Executive Officer & President